EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

                                 MIAMI DIVISION

IN RE:                                      CASE NO:  00-12731-BKC-RAM

CHS ELECTRONICS, INC.,                      CHAPTER 11 PROCEEDING

                           Debtor.

__________________________________________/

                 PLAN OF REORGANIZATION OF CHS ELECTRONICS, INC.

         CHS Electronics, Inc., as Debtor in possession and Debtor, hereby submits its Plan of Reorganization under Chapter 11 of Title 11 of the United States Code. Respectfully submitted,

                                            Tew Cardenas Rebak Kellogg
                                             Lehman DeMaria & Tague L.L.P.
                                            Attorneys for the Debtor
                                            201 South Biscayne Boulevard
                                            Miami Center, Suite 2600
                                            Miami, FL 33131-4336
                                            Tel: (305) 536-1112
                                            Fax: (305) 536-1116

                                            By: _______________________________
                                                     THOMAS R. LEHMAN, P.A.
                                                     Fla. Bar. No. 351318
                                                     LYNN MAYNARD GOLLIN, ESQ.
                                                     Fla Bar No. 621668

                                            CHS Electronics, Inc.,

                                            By:________________________________


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                             PLAN OF REORGANIZATION

TABLE OF CONTENTS                                                           PAGE
-----------------                                                           ----

INTRODUCTION...................................................................3

ARTICLE I   -     DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION
                  OF TIME......................................................4

ARTICLE II  -     TREATMENT OF ADMINISTRATIVE AND PRIORITY
                  TAX CLAIMS .................................................19

ARTICLE III -     CLASSIFICATION OF CLAIMS AND INTERESTS .....................20

ARTICLE IV  -     DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS
                  IMPAIRED AND NOT IMPAIRED BY THE PLAN ......................21

ARTICLE V   -     TREATMENT OF CLAIMS AND INTERESTS ..........................22

ARTICLE VI  -     EXECUTORY CONTRACTS AND UNEXPIRED LEASES ...................26

ARTICLE VII -     PROCEDURE FOR RESOLVING AND MAKING
                  DISTRIBUTIONS IN RESPECT OF DISPUTED CLAIMS ................28

ARTICLE VIII-     MEANS OF IMPLEMENTING THE PLAN .............................29

ARTICLE IX  -     EFFECT OF THE PLAN ON CLAIMS AND INTERESTS .................34

ARTICLE X   -     DISTRIBUTIONS UNDER THE PLAN ...............................39

ARTICLE XI  -     ACCEPTANCE OR REJECTION OF THE PLAN;
                  EFFECT OF REJECTION BY ONE OR MORE CLASSES
                  OF CLAIMS OR EQUITY INTEREST HOLDERS AND
                  PROVISIONS TO INVOKE CRAM-DOWN PROVISION ...................41

ARTICLE XII -     PROVISIONS FOR RETENTION OF JURISDICTION FOR
                  SUPERVISION OF THE PLAN ....................................42

ARTICLE XIII-     NOTICES AND MISCELLANEOUS PROVISIONS .......................44

ARTICLE XIV -     CONCLUSION - CONDITION PRECEDENT ...........................46


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                                  INTRODUCTION

         CHS Electronics, Inc. ("CHSE" or "Debtor"), as debtor and debtor-in-possession in the above-captioned chapter 11 reorganization case hereby proposes the following reorganization plan for the resolution of the Debtor's outstanding creditor claims and equity interests. Reference is made to the Disclosure Statement for a summary and analysis of the Plan, results of operations, projections for future operations, and risk factors.

         This Plan provides for the sale of the Debtor's European Assets to a non-affiliated entity, Europa ITApS, a Danish corporation, free and clear of all liens, claims, encumbrances and interests, pursuant to the Letter Agreement entered into by CHSE, Europa and the Holders. The European Assets represent a substantial portion of the Debtor's total assets. In exchange for the transfer of the Debtor's European Assets, the Debtor will receive 20% of the fully diluted as of the Effective Date, Europa Common Stock, Europa Thirty Month Notes and Europa Preferred Stock. Except for 5% of the fully diluted Europa Common Stock, which will be retained by the Reorganized Debtor, all the foregoing consideration transferred by Europa in exchange for the European Assets shall be distributed to Creditors under this Plan. In addition, 25% of the equity of the Reorganized Debtor shall be distributed to Creditors under this Plan.

         This Plan provides for distributions only to Claimholders and Interestholders who hold Claims or Interests as of the Record Date. Under
Section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a Claimholder or Interestholder until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Claimholders or Interestholders. ALL CLAIMHOLDERS AND INTERESTHOLDERS ARE


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ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY
BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

         The Debtor expressly reserves its right to alter, amend or modify this Plan, one or more times, before its substantial consummation, subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and as otherwise set forth in the Plan.

                                    ARTICLE I

          DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A. SCOPE OF DEFINITIONS: All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the singular as well as the plural number.

B. DEFINED TERMS: The capitalized terms used in the Plan shall have the meanings set forth in the numbered paragraphs of this Article.

         1.01 "Administrative Claim" means a Claim for payment of costs or expenses of the Case as specified in sections 503(b) and 507(a)(1) of the Code, including without limitation: (i) the actual, necessary costs and expenses of preserving the Debtor's estate and operating the businesses of the Debtor, incurred and paid in the ordinary course of business by the Debtor after the Petition Date; (ii) Claims under sections 330(a), 331 or 503 of the Code for Professional Fee Claims, except, according to information provided by the Debtor's management, those fees previously awarded and paid to professionals retained in the Case; (iii) any Post-Petition taxes under Section 503(b)(1)(B)

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and (C); (iv) fees and charges assessed against the Debtor's estate pursuant to section 1930 of Title 28 of the United States Code ("United States Trustee Fees"); and the reasonable fees and expenses described in Section 2.6 of the Plan.

         1.02 "Administrative Convenience Unsecured Claim" means a General Unsecured Claim in a face amount of $1,000 or less and any Unsecured Claim against the Debtor in excess of $1,000 that is reduced to $1,000 by election of the holder thereof, as provided in writing on the Ballot; provided that for purposes hereof, all such Unsecured Claims held by an entity or by any entity and any Affiliate of an entity shall be aggregated, consolidated and treated as one such Unsecured Claim; and provided further that, for purposes hereof, if all or any part of an Unsecured Claim was or is assigned, the Unsecured Claims held by all assignees of Unsecured Claims, shall be treated as one such Unsecured Claim.

         1.03 "Affiliate"shall have the same meaning as set forth in Section
(101)(2) of the Code.

         1.04 "Allowed Administrative Convenience Unsecured Claim" shall mean an Administrative Convenience Unsecured Claim to the extent it is an Allowed Claim.

         1.05 "Allowed" when used with respect to a Claim (other than an Administrative Claim, a Disputed Claim or a Claim which is not Allowed) shall mean a Claim or that portion of a Claim: (i) which has been scheduled (other than Claims set forth in the Debtor's Schedules as contingent, unliquidated or disputed) or timely filed with the Court pursuant to Rule 1007(b) as to which no objection to the allowance thereof has been interposed on or before the Objection to Claims Deadline or within any applicable period or limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; (ii) as to which any objection to its allowance has been settled, waived or withdrawn or has been denied by a Final Order; (iii) that has been allowed by a Final Order;
(iv) as


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to which the liability of the Debtor has been determined by a court of competent jurisdiction other than the Bankruptcy Court; or (iv) that is specifically designated in a liquidated amount in the Plan as an Allowed Claim. Unless otherwise specified in the Plan, Allowed Claim shall not include interest on the amount of such Claim from and after the Petition Date, but shall include accrued but unpaid interest up to the Petition Date. "Allowed" when used with respect to an Interest to the extent such Interest is listed on the transfer ledger maintained by the Debtor as of the Confirmation Date, shall be an Interest that is "Allowed" pursuant to the procedures set forth in Article V of the Plan.

         1.06 "Allowed Administrative Claim" shall mean any Administrative Claim that is Allowed pursuant to the procedure set forth in Article II of the Plan.

         1.07 "Allowed [Class Designation] Claim or Allowed [Class Designation] Interest" shall mean an Allowed Claim or Interest in the Class specified.

         1.08 "Allowed Interest" shall mean an Interest to the extent it is allowed Interest.

         1.09 "Allowed Other Priority Claims" shall mean an Other Priority Claim to the Extent it is an Allowed Claim.

         1.10 "Allowed Secured Claim" shall mean an Allowed Claim secured by a valid, perfected and enforceable lien, security interest or other charge against or interest in Property in which the Debtor has an interest, or which is subject to set-off under Section 553 of the Code, to the extent of the value (determined in accordance with Section 506(a) of the Code) of the interest of the holder of such Allowed Claim in the Debtor's interest in such Property or to the extent of the amount subject to such set-off, as the case may be.

         1.11 "Allowed Subordinated Securities Claim" shall mean a Subordinated Securities Claim to the extent it is an Allowed Claim.


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         1.12 "Allowed Federal Securities Litigation Claims" shall mean a
Federal Securities Claim to the extent it is an Allowed Claim.

         1.13 "Allowed Unsecured Claim" shall mean an Unsecured Claim to the extent it is an Allowed Claim, including all accrued but unpaid interest up to the Petition Date.

         1.14 "Assets" means all real and personal, tangible and intangible property of the Debtor and Reorganized CHSE presently existing, or hereafter acquired, or created at any time, wherever located, and by whomever held, together with the products and proceeds thereof (including without limitation insurance proceeds).

         1.15 "Avoidance Claims" means Causes of Action against Persons arising under sections 502, 510, 541, 542, 544, 545, 547 through 551 and 553 of the
Bankruptcy Code, or under related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation is commenced to prosecute such Avoidance Claims.

         1.16 "Ballot" shall mean the form or forms that will be distributed with the Disclosure Statement to solicit acceptances of the Plan to holders of Claims and Interests with Claims or Interests in Classes that are impaired under the Plan and entitled to vote on the Plan.

         1.17 "Ballot Date" shall mean the date set by the Court by which all Ballots must be received.

         1.18 "Bankruptcy Code" means Title 11 of the United States Code, as in effect from time to time, as applicable to the Chapter 11 Case.

         1.19 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time as applicable to the Chapter 11 Case, including the Local Rules of the Court.


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         1.20 "Business Day" shall mean a day other than a Saturday or Sunday or a "legal holiday" as that term is defined in Rule 9006(a).

         1.21 "Case" or "Chapter 11 Case" shall mean the CHS Electronics, Inc., Chapter 11 bankruptcy proceeding.

         1.22 "Cash" shall mean Cash or cash equivalents, including, but not limited to, checks, bank deposits or other similar items.

         1.23 "Causes of Action" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

         1.24 "CHSE" shall mean CHS Electronics, Inc., Debtor.

         1.25 "Claim" means a claim against the Debtor whether or not asserted, as defined in Section 101(5) of the Code, including without limitation, any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, equitable, matured, unmatured, contested, uncontested, legal, secured, or unsecured, or any right to an equitable remedy for breach of performance if such breach gives right of payment from the Debtor, whether such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, contested, secured, or unsecured.

         1.26 "Claims Bar Date" shall mean the deadline set by the Court for filing any proofs of Claim that were required to be filed.


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         1.27 "Class" shall mean a group of Claims or Interests as classified under Article III of the Plan.

         1.28 "Class 6 Election" shall have the meaning ascribed thereto in
Section 5.6 of the Plan.

         1.29 "Collateral" shall mean any Property of the Debtor subject to a valid and enforceable security interest.

         1.30 "Confirmation Date" shall mean the date upon which the Confirmation Order is entered by the Court.

         1.31 "Confirmation Hearing" shall mean the hearing held by the Court to consider confirmation of the Plan pursuant to Sections 1128 and 1129 of the Code and the applicable Rule(s), as such hearing is continued from time to time.

         1.32 "Confirmation Order" shall mean the order entered by the Court confirming the Plan.

         1.33 "Court" shall mean the United States Bankruptcy Court for the Southern District of Florida, Miami Division, in which Court the Case is pending, and any Court having competent jurisdiction to hear appeals or certiorari proceedings therefrom.

         1.34 "Creditor" shall have the same meaning as set forth in Section 101(10) of the Code.

         1.35 "Cure Payments" shall mean a payment related to curing defaults in connection with assuming executory contracts and unexpired leases under Sections 365(b)(1)(A) and 365(b)(1)(B) of the Code in accordance with the procedures set forth in Article VI of the Plan.

         1.36 "D&O Insurance" means insurance coverage for CHSE and its officers, directors, and underwriters pursuant to that certain Directors and Officers Corporate Liability Insurance Policies Number P-SF000207 and related endorsements issued by Royal Insurance Company and that certain


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Directors and Officers Corporate Liability Insurance Policy, Number
DOC2799771-01 and related endorsement issued by Zurich Insurance Company any proceeds thereof.

         1.37 "Debentures" means the currently outstanding $40.5 million aggregate principal amount of Floating Rate Convertible Debentures due 2003 issued by CHSE.

         1.38 "Debentureholder" shall mean a holder of Debentures.

         1.39 "Debt" shall have the same meaning as set forth in Section 101(12) of the Code.

         1.40 "Debt Package" means the Europa Thirty Month Notes.

         1.41 "Deficiency Claim" shall mean a Claim equal to the amount, if any, by which the total Allowed Claim of any Creditor exceeds the sum of (i) any set-off rights of the Creditor against the Debtor provided for by applicable law and preserved by Section 553 of the Code plus (ii) the portion of such Claim that is a Secured Claim; provided, however, if the Class of which such Claim is a part makes the election provided for by Section 1111(b)(2) of the Code, there shall be no Deficiency Claim in respect of such Claim.

         1.42 "Disbursing Agent" shall mean Reorganized CHSE or the party designated by the Debtor, in its sole discretion, to serve as a disbursing agent under Article X of the Plan.

         1.43 "Disclosure Statement" shall mean the Disclosure Statement to be filed by CHSE in Support of Plan of Reorganization, and all exhibits annexed thereto or referenced therein, required pursuant to Section 1125 of the Code with respect to the Plan as may be amended, modified or supplemented from time to time.

         1.44 "Disputed Claim" shall have the meaning contemplated by the Bankruptcy Code and Bankruptcy Rules, and include a Claim (or portion thereof) for which: (a) a proof of Claim is deemed filed under applicable law or order of the Court; (b) an objection was or is deemed to be timely filed


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by the Debtor or other party, and (c) such objection is not withdrawn or resolved by stipulation with the Debtor.

         1.45 "Disputed Claims Reserve" shall mean the reserve created pursuant to Article VII of the Plan.

         1.46 "Distribution" shall mean the Cash, New Common Stock, Europa Thirty Month Notes, Europa Preferred Stock and/or Europa Common Stock to be paid or distributed under the Plan to the holders of Allowed Claims.

         1.47 "Distribution Date" means with respect to a Claim, the Business Day that is as soon as practicable on or after the later of (a) the Effective Date or (b) the Business Day upon which the Claim becomes an Allowed Claim or an Allowed Administrative Claim; and for other purposes the date the initial distributions are made to holders of Allowed Claims under the Plan and with respect to an Interest, the date that initial distributions of the New Common Stock are made to holders of Allowed Old Common Stock Interests under the Plan.

         1.48 "Effective Date" shall be thirty (30) days after the Confirmation Order becomes a Final Order.

         1.49 "Estate" shall have the same meaning as set forth in Section 541 of the Code.

         1.50 "Estimated Allowed Claims" means those Claims estimated and allowed pursuant to Section 7.6 of the Plan.

         1.51 "Europa" means Europa ITApS, a Danish corporation that is a wholly-owned subsidiary of Plectrum Holdings, Limited, a Gibraltar company controlled by Mark Keough, the former Chief Operating Officer of CHSE. As of the Petition Date, neither CHSE nor any Affiliate


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of CHSE has an ownership interest in Plectrum Holdings, Limited or Europa. The form of the organizational documents of Europa will be an Exhibit to the Disclosure Statement.

         1.52 "Europa Common Stock" means the fully diluted common stock of Europa.

         1.53 "Europa Thirty Month Notes" means $22.5 million in aggregate principal amount of promissory notes issued by Europa pursuant to the New Indenture and delivered to the Debtor pursuant to the Plan in exchange for the European Assets. The issue date of the Thirty Month Notes shall be the same date as the Effective Date, bear interest at the rate 10% per annum and be payable in five equal, semi-annual installments of principal together with accrued and owing interest, the first installment being paid on the sixth month anniversary of the issue date. The Europa Thirty Month Notes shall be subject to the Registration Rights Agreement. The Europa Thirty Month Note will be callable at any time at par plus accrued interest. The form of the New Indenture will be attached as an Exhibit to the Disclosure Statement.

         1.54 "Europa Preferred Stock" means $45 million in aggregate par value of redeemable, convertible, preferred stock issued by Europa on the Effective Date and delivered to the Debtor pursuant to the Plan in exchange for the European Assets. The terms and designation of the Europa Preferred Stock shall be in the form to be attached to the Disclosure Statement. The Europa Preferred Stock shall have a 10% annual dividend rate if paid in cash; provided, Europa may elect to pay dividends in kind rather than in cash and if so, dividends in kind shall be at the rate of 12% for the first two years after issuance, 13% in year three and 14% in year four. Holders of Europa Preferred Stock may convert each $1 million par value of Europa Preferred Stock to 1% of the fully diluted Common Stock of Europa (and increments thereof) on the fourth anniversary date from issuance of Europa Preferred Stock. Holders of Europa Preferred Stock may demand registration


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of their shares of Europa Preferred Stock on or after eighteen months from the date of issuance of the stock. The Europa Preferred Stock shall be redeemable at any time at par plus accrued interest.

         1.55 "European Assets" means the capital stock of certain subsidiaries of CHSE and certain other rights of CHSE listed on Exhibit B to the Letter Agreement.

         1.56 "Equity Package" shall mean the Europa Preferred Stock and 15% of the fully diluted Europa Common Stock.

         1.57 "Face Amount" means (a) when used in reference to a Disputed or a Claim which is not an allowed Claim, the full stated amount claimed by the holder of a Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

         1.58 "Federal Securities Suit" means the lawsuit captioned, IN RE CHS ELECTRONICS, INC. Securities Litigation pending as Case No.
99-8186-Civ-Gold/Simonton, in the United States District Court for the Southern District of Florida, Miami Division.

         1.59 "Fee Application" shall mean an application under Section 330(a), 331 or 503 of the Bankruptcy Code for allowance of any Professional Fee Claim.

         1.60 "Final Order" shall mean an Order or judgment of the Court which is no longer subject to a motion for rehearing, reargument, reconsideration, appeal or CERTIORARI proceedings and as to which no rehearing, reargument, reconsideration, appeal or CERTIORARI proceeding is pending.

         1.61 "Fixed Rate Notes" means the $200 million aggregate principal amount of 9.875 percent fixed rate Senior Notes due 2005 issued by CHS.


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         1.62 "Guarantee Claim" shall mean a type of "other claim" referenced in the Letter Agreement which arises from the guarantees by CHSE of the debt of some of its Subsidiaries.

         1.63 "Holder" shall have the meaning set forth in the attached Letter Agreement.

         1.64 "Holders" shall refer to all Noteholders, Debentureholders and holders of Claims, including Guarantee Claims, who are parties to the Letter Agreement.

         1.65 "Insider" shall have the meaning as defined in Section 101(31) of the Code.

         1.66 "Intercompany Claim" shall mean a Claim of an Affiliate against the Debtor or by the Debtor against an Affiliate.

         1.67 "Interest" shall mean any right of a holder of Old Common Stock of CHSE as of the Confirmation Date and arising from such holder's status as the holder of an "equity security" within the meaning of Section 101(16) of the Code.

         1.68 "Interestholder" shall mean the beneficial holders of Old Common Stock of CHSE as of the Confirmation Date.

         1.69 "Letter Agreement" means the Letter Agreement between CHSE, Europa, and certain Noteholders, Debentureholders, and Holders of Claims, a copy being attached hereto as Exhibit A.

         1.70 "Lien" shall mean any mortgage, lien, charge, security interest, encumbrance, or other security device of any kind affecting any Asset or Property of the Debtor.

         1.71 "New Common Stock" shall mean all of the issued and outstanding shares of the common stock of Reorganized CHSE issued pursuant to this Plan.

         1.72 "New Indenture" shall mean the Indenture governing the Europa Thirty Month Notes, in the form attached to the Disclosure Statement.

         1.73 "Noteholders" means the holders of the Fixed Rate Notes.


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         1.74 "Objection to Claims Deadline" shall mean the date by which the
Debtor or other party in interest shall file objections to Disputed Claims, which date shall be on or before the Confirmation Date.

         1.75 "Old Common Stock" shall mean all of the shares of the common stock of CHSE, including any warrants and options to purchases such shares, issued and outstanding as of the Confirmation Date.

         1.76 "Order" shall mean a determination or judgment by the Court.

         1.77 "Other Priority Claim" means a Claim entitled to priority pursuant to Section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

         1.78 "Petition Date" shall mean April 4, 2000, the date on which the Debtor filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

         1.79 "Plan" shall mean this Chapter 11 Plan of Reorganization, and all exhibits annexed hereto or referenced herein, as may be amended, modified or supplemented from time to time.

         1.80 "Post-Confirmation" shall mean the period commencing on the date the Court enters the Confirmation Order and continuing thereafter until the case is closed by the Order of the Court.

         1.81 "Post-Petition" shall mean the period commencing on the Petition Date and continuing thereafter until the Court enters the Confirmation Order.

         1.82 "Pre-Petition" shall mean the period of time commencing prior to the Petition Date and concluding on the Petition Date.

         1.83 "Priority Claim" shall mean any Claim, if Allowed, entitled to priority pursuant to Section 507(a) of the Code, other than an Administrative Claim.


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         1.84 "Priority Tax Claim" means a Claim entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

         1.85 "Professional Fee Claim" shall mean a Claim under Section 330(a), 331 or 503 of the Code for compensation for professional services rendered and reimbursement of expenses in the Case.

         1.86 "Property" shall have the same meaning ascribed to it under
Section 541 of the Code.

         1.87 "Pro Rata" shall mean with reference to any Distribution on account of any Allowed Claim or Allowed Interest in any Class, a Distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Allowed Interest bears to the aggregate amount of all Allowed and Disputed Claims or Interests of the same Class as determined by the Disbursing Agent or the Court.

         1.88 "Registration Rights Agreement" shall be the agreement of Europa to register the Europa Thirty Month Note and/or the Europa Preferred Stock under the Securities Act of 1933, as amended, on the terms and conditions set forth therein, in the form to be attached to the Disclosure Statement.

         1.89 "Reinstated" or "Reinstatement" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of the Claim so as to leave such Claim Unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of the Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity


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existed before such default; (iii) compensating the holder of the Claim for any damages incurred as a result of any reasonable reliance by such holder of the Claim on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of the Claim; PROVIDED, HOWEVER, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

         1.90 "Reorganized CHSE" shall mean the successor entity to be formed pursuant to this Plan with the Assets retained by and revested in the Reorganized Debtor as a result of the entry by the Court of the Confirmation Order when it becomes a Final Order.

         1.91 "Retained Actions" means (a) all claims, Causes of Action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtor may hold against any entity, including, without limitation, any causes of action brought prior to the Petition Date, and actions against any Persons for failure to pay for products or services rendered by the Debtor, (b) all claims, Causes of Action, suits and proceedings relating to strict enforcement of the Debtor's intellectual property rights, and (c) all claims or Causes of Action seeking the recovery of the Debtor's or Reorganized CHSE's accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtor's or Reorganized CHSE's businesses, and (d) the Avoidance Actions.


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         1.92 "Schedule of Assumed Contracts" shall mean the schedule of executory contracts and unexpired leases to be assumed by Reorganized CHSE pursuant to Article VI of the Plan, which is included as an Exhibit to the Disclosure Statement.

         1.93 "Schedules" shall mean the schedules of Assets and Liabilities and the Statement of Financial Affairs filed by the Debtor with the Court, as required by Section 521 of the Bankruptcy Code and the Bankruptcy Rules.

         1.94 "Secured Claim" shall mean a Claim that is considered secured under Section 506(a) of the Code by Property of the Debtor's Estate.

         1.95 "Selected Treatment" shall have the meaning set forth in Section
5.3 of Article V of the Plan.

         1.96 "Stay Bonus Claims" means the aggregate unpaid amount owing the Debtor's employees pursuant to the terms of the Stay Bonus Order.

         1.97 "Stay Bonus Order" means that certain Order Authorizing Employee Retention Program and Related Relief to be applied for and entered by the Bankruptcy Court during this Case.

         1.98 "Subordinated Securities Claims" means Federal Securities Litigation Claims whose holders have not made the Class 6 Election and which may be treated as Interests pursuant to Section 510(b) of the Bankruptcy Code.

         1.99 "United States Trustee" shall have the same meaning ascribed to it in 28 U.S.C.ss.581 ET SEQ. and, as used in the Plan, refers to the Assistant United States Trustee's Office located in the Southern District of Florida, Miami, Florida.

         1.100 "Unsecured Claim" shall mean any Claim against the Debtor that is not an Administrative Claim, a Secured Claim or a Priority Claim, but including without limitation, Claims arising from the rejection of an unexpired lease or executory contract pursuant to Article VI of the Plan.

                                   ARTICLE II
                       TREATMENT OF ADMINISTRATIVE CLAIMS

A.       ADMINISTRATIVE CLAIMS:

         Pursuant to Section 1123(a)(1) of the Code, Administrative Claims are not classified for purposes of voting or receiving Distributions under the Plan and will be treated separately as set forth in Article II.

B.       TREATMENT OF ADMINISTRATIVE CLAIMS

         2.1 TIME FOR FILING ADMINISTRATIVE CLAIMS AND PROFESSIONAL FEE CLAIMS. Except for the United States Trustee, all holders of Administrative Claims, including but not limited to Professional Fee Claims must file an application for approval of such Claim with the Court and serve same upon the Debtor and those parties specified in the Rules prior to the Confirmation Hearing. Professional Fee Claims must be in the form of a final Fee Application and filed in accordance with the Bankruptcy Rules. The failure to file a Claim as provided herein will result in the Administrative Claim being forever barred and discharged.

         2.2 ALLOWANCE OF ADMINISTRATIVE CLAIMS. An Administrative Claim other than the United States Trustee's Claim, will become an Allowed Administrative Claim upon the entry of a Final Order allowing the Claim. The United States Trustee's Claim is deemed to be an Allowed Administrative Claim.

         2.3 PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS. On the Effective Date, Reorganized CHSE shall distribute to each holder of an Allowed Administrative Claim, other than the Claim held by the United States Trustee, the full amount of the Administrative Claim unless otherwise agreed to by the parties. The United States Trustee's Claim shall be paid within thirty (30) days of the conclusion of each calendar year quarter which passes after the Confirmation Date until the Case is closed by Order of the Court.

         2.4 ADMINISTRATIVE CLAIMS - SUBSTANTIAL CONTRIBUTION COMPENSATION AND EXPENSES BAR DATE. Any Person or entity who requests compensation or expense reimbursement for making a substantial contribution in this Case pursuant to Sections 503(b)(3), (4), and(5) of the Bankruptcy Code must file an application with the Clerk of the Bankruptcy Court, on or before a date that is ten (10) days after the Confirmation Date (the "503 Deadline"), and serve such application on counsel for the Debtor, and as otherwise required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules, on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

         2.5 ADMINISTRATIVE CLAIMS - STAY BONUS CLAIMS. On the Effective Date, all amounts owing to holders of Stay Bonus Claims shall be paid in accordance with the Stay Bonus Order.

         2.6 REASONABLE FEES AND EXPENSES AND EXPENSES OF HOLDERS AND EUROPA. The reasonable fees and expenses of the Holders and Europa incurred in connection with the Case, as contemplated by Section 11 of the Letter Agreement, shall be Allowed Administrative Claims payable as provided in Section 2.3.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

         3.1 The Claims against the Debtor shall be classified as specified below. Consistent with Section 1122 of the Code, a Claim or Interest is classified by the Debtor in the Plan in a particular

Class only to the extent the Claim or Interest is within the description of the Class and is classified in a different Class to the extent the Claim or the Interest is within the description of that different Class.

         3.2 All Claims against the Debtor, and all interests arising from the ownership of CHSE, whether resulting in an Allowed Claim or not, shall be bound by the provisions of the Plan and are hereby classified as follows:

         CLASS 1           Consists of all Priority Tax Claims

         CLASS 2           Consists of all Other Priority Claims.

         CLASS 3           Consists of all Unsecured Claims.

         CLASS 4           Consists of all Secured Claims.

         CLASS 5 Consists of all Administrative Convenience Unsecured Claims and those holders of Unsecured Claims which elect to be treated as Administrative Convenience Unsecured Claims.

         CLASS 6           Consists of the Federal Securities Litigation Claims.

         CLASS 7 Consists of all Interestholders and Subordinated Securities Claims.

                                   ARTICLE IV
                      DESIGNATION OF CLASSES OF CLAIMS AND
                 INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

         4.1 Unimpaired Classes of Claims: Classes 1, 2 and 4 are not impaired under the Plan and are deemed to have voted in favor of and accepted the Plan.

         4.2 The following Classes of Claims and Interest are impaired under the
Plan: Class 3, 5, 6 and 7.

                                    ARTICLE V
                        TREATMENT OF CLAIMS AND INTERESTS

         5.1 CLASS 1-PRIORITY TAX CLAIMS. With respect to each Allowed Priority Tax Claim, at the sole option of Reorganized CHSE, a holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six (6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (b) such other treatment agreed to by the holder of an Allowed Priority Tax Claim and Reorganized CHSE, provided such treatment is on more favorable terms to Reorganized CHSE, as the case may be, than the treatment set forth in clause (a) hereof, or (c) payment in full.

         5.2 CLASS 2-OTHER PRIORITY CLAIMS. On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Priority Claim shall receive, in full satisfaction, settlement release, and discharge of and in exchange for such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim, or (b) such other treatment as to which the Debtor and such holder of an Allowed Other Priority Claim shall have agreed upon in writing.

         5.3 CLASS 3- UNSECURED CLAIMS. Each holder of an Allowed Class 3 Unsecured Claim must select on its Ballot one of the following types of treatment to be afforded an Allowed Class 3 Unsecured Claim: a) the Debt Package; b) the Equity Package; or c) a combination of the two where the holder of the Allowed Class 3 Unsecured Claim elects to subdivide the treatment of its Allowed Class 3 Unsecured Claim between the Debt Package and the Equity Package (the "Selected

Treatment"). On the Effective Date, or as soon thereafter as practicable, each holder of an Allowed Class 3 Unsecured Claim will receive, in full satisfaction, settlement, release and discharge of and in exchange for each and every Allowed Class 3 Unsecured Claim, its Pro Rata Share of twenty-five percent of the New Common Stock and its Pro Rata Share of the securities issued pursuant to that holder of an Allowed Class 3 Claim's Selected Treatment of its Class 3 Unsecured Claim such that the ratio of distribution under the Debt Package shall be no less than $7.50 principal amount of Europa Thirty Month Notes per $100 of Allowed Class 3 Unsecured Claim and that the ratio of Distribution under the Equity Package shall be no less than $25.50 par value of Europa Preferred Stock per $100 of Allowed Class 3 Unsecured Claim, (the "Class 3 Distribution Ratio"). If the Selected Treatment would result in a Distribution under the Debt Package or the Equity Package of less than the Class 3 Distribution Ratio (the "Oversubscribed Package"), the Distribution will be made to holders of an Allowed Class 3 Unsecured Claim selecting such Oversubscribed Package at the Class 3 Distribution Ratio on a Pro Rata basis, and the Claims not satisfied in such Distribution shall be allocated to the Debt Package or Equity Package, as the case may be, that is not the Oversubscribed Package. Intercompany Claims, if any, between the Corporations constituting the European Assets and either the Debtor or Affiliates of the Debtor shall be canceled and deemed null and void on Effective Date.

         5.4 CLASS 4-SECURED CLAIMS. For all purposes, including voting, confirmation and Distribution under the Plan, the amount of any Allowed Secured Claim will be determined based on the value of the Collateral securing such Claim to the extent that such Collateral is to be retained by Reorganized CHSE after the Effective Date. Any Claim that is secured by an unavoidable lien on or security interest in Property of the Debtor that is to be surrendered by the Debtor prior to the

Effective Date shall be treated as an Allowed Unsecured Claim pursuant to this Article, but shall be reduced to the extent of the value of the surrendered Collateral securing such Claim, as determined by the Court pursuant to Section 506(a) of the Code. With respect to Property that is retained by Reorganized CHSE that is Collateral subject to an Allowed Secured Claim, the legal, equitable and contractual rights of holders of Allowed Secured Claims shall be Reinstated on the Effective Date and all payments required to be made to effectuate Reinstatement shall be made by Reorganized CHSE. The Debtor's failure to object to such Secured Claims in the Case shall be without prejudice to Reorganized CHSE's right to contest or otherwise defend against such Claim, in the appropriate forum, when and if such Claim is sought to be enforced by a holder of an Allowed Secured Claim. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all Pre-Petition Date liens on Property of the Debtor held by or on behalf of the holders of Allowed Secured Claims with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders of an Allowed Claim until, as to each such holder of an Allowed Secured Claim, the Allowed Claims of such holders of Secured Claims are paid in full.

         5.5 CLASS 5-ADMINISTRATIVE CONVENIENCE UNSECURED CLAIMS. The holders of Allowed Administrative Convenience Unsecured Claims will receive payment in Cash on the Effective Date or as soon thereafter as is practicable in an amount equal to 100% of the Face Amount of such Allowed amount of such Claims, not to exceed $1,000. Any holder of an Allowed Unsecured Claim (or Claims) in excess of $1,000 that desires treatment of such Claim (or Claims) as a Allowed Administrative Convenience Unsecured Claim shall make an irrevocable election to reduce its Claim (or aggregate Claims) to $1,000 in writing on the Ballot and return such Ballot on or prior to the

Ballot Date. Any election made after the Ballot Date shall not be binding on the Debtor unless the Ballot Date deadline is expressly waived in writing by the Debtor for the express benefit of any holder.

         5.6 CLASS 6-FEDERAL SECURITIES LITIGATION CLAIMS. The holders of Allowed Federal Securities Litigation Claims may elect, as a Class (the "Class 6 Election"), to receive a Pro Rata share of the available proceeds of the D&O Insurance on the Effective Date with such Pro Rata share being calculated as the proportion that the Face Amount of a Claim in Class 6 bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Claims which are not Allowed ) in Class 6 plus all amounts owed and/or already paid to persons entitled to assert claims under the D&O Insurance. If the Class 6 Election is made, then all holders of Allowed Federal Securities Suit Claims shall be and are hereby deemed to fully and completely release and discharge all claims and causes of action relating or referring directly or indirectly to the Federal Securities Suit against all persons insured under the D&O Insurance, including, without limitation, the Debtor and its officers, directors, employees, agents, representatives, counsel and advisors. The foregoing shall not preclude, restrict or limit any officer or director who is sued from defending against or opposing any claim by any Person. If the Class 6 Election is not made, the holders of Allowed Federal Securities Litigation Claims shall be treated as Subordinated Securities Claims pursuant to Section 510(b) of the Bankruptcy Code and receive the treatment accorded Old Common Stock Interestholders under Class 7.

         5.7 CLASS 7-OLD COMMON STOCK INTERESTHOLDERS AND SUBORDINATED SECURITIES CLAIMS. Each holder of an Allowed Old Common Stock Interest shall receive on the Effective Date its Pro Rata share of 75% of the New Common Stock of Reorganized CHSE to be issued and outstanding on the Effective Date and exchanged for the Old Common Stock Interests of such Interestholders. All Old Common Stock Interests shall be deemed to be canceled and extinguished on the Effective Date. An Old Common Stock Interest will become an Allowed Old Common Stock Interest if no objection is filed by any party in interest prior to the Effective Date. If an objection is timely filed, the Old Common Stock Interest will become an Allowed Old Common Stock Interest only to the extent Allowed by an order or judgment Bankruptcy Court which order or judgment becomes a Final Order. All Subordinated Securities Claims shall be Allowed or Disallowed in accordance with the provisions for resolving Disputed Claims as set forth in Article VII hereof. In the event a Subordinated Securities Claim becomes Allowed Claim, the holder of an Allowed Subordinated Securities Claim shall be entitled to be treated as a holder of an Allowed Old Common Stock Interest pursuant to Section 510(b) of the Bankruptcy Code.

                                   ARTICLE VI
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. ASSUMPTION AND REJECTION OF DESIGNATED EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         6.1 PROCEDURE. On the Effective Date, Reorganized CHSE will assume the executory contracts and unexpired leases listed on the Schedule of Assumed Contracts and Leases attached as an Exhibit to the Disclosure Statement. Each executory contract and unexpired lease of the Debtor (i) that has not been assumed or rejected before the Confirmation Hearing with the approval of the Court and (ii) that is not listed on the Schedule of Assumed Contracts (as it may be amended or modified), shall be deemed rejected as of the date of the Confirmation Order. The Court will determine whether to authorize the foregoing assumptions and rejections at the Confirmation Hearing. The Debtor reserves the right to amend the Schedule of Assumed Contracts either to (a) delete certain executory contracts or unexpired leases listed therein and provide for their rejection or (b) add additional executory contracts or unexpired leases, thus providing for their assumption by the Reorganized CHSE at any time prior to the Confirmation Hearing or such later date as may be ordered by the Court. At or prior to the conclusion of the Confirmation Hearing, the Debtor may identify any other executory contracts or unexpired leases that it may assume or reject effective as of the Effective Date. Any amendment to the Schedule of Assumed Contracts at or prior to the conclusion of the Confirmation Hearing to delete an executory contract or unexpired lease will be deemed and treated as a rejection of such contract or lease pursuant to Sections 365(g) and 503(g) of the Bankruptcy Code.

         6.3 CURE PAYMENTS. Any Cure Payments that may be required shall be made by Reorganized CHSE on the Effective Date, in Cash, to the entity that filed a proof of Claim or, if no proof of Claim was filed, to the entity that was scheduled, unless proof of transfer of the Claim has been filed in accordance with the applicable Rule.

B.       CLAIMS FOR REJECTION DAMAGES

         6.4 Claims created by the rejection of any executory contract or unexpired lease must be served on the Debtor and filed with the Court not later than thirty (30) days after the entry of an Order authorizing such rejection, or if rejection is made through the terms of this Plan, and not by specific motion, then not later than thirty (30) days after the entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtor's Estate or Reorganized CHSE. Unless otherwise ordered by the Court, all such Claims arising from the rejection of an executory contract or unexpired lease will be treated as Unsecured Claims (Class 3).

                                   ARTICLE VII
                       PROCEDURE FOR RESOLVING AND MAKING
               DISTRIBUTIONS IN RESPECT OF DISPUTED CONTINGENT OR
                               UNLIQUIDATED CLAIMS

         7.1 OBJECTIONS TO CLAIMS. Prior to the Objections to Claims Deadline, all objections to Claims shall be filed by the Debtor and served upon the applicable claimant. A Claim that is objected to prior to the Objections to Claims Deadline shall not have the right to vote to accept or reject the Plan until the objection is resolved, unless such claimant requests an Order from the Court pursuant to the Rule 3018(a) temporarily allowing such Claim for voting purposes only.

         7.2 NO DISTRIBUTIONS PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payment or Distribution shall be made with respect to any Claim to the extent it is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

         7.3 DISPUTED CLAIMS RESERVE: Reorganized CHSE will withhold Distributions to holders of Disputed Claims in the amount of the Disputed Claim, and shall hold such withheld Distributions until, if ever, the Disputed Claims become Allowed Claims (the "Disputed Claims Reserve").

         7.4 DISTRIBUTIONS IN RESPECT OF DISPUTED CLAIMS: Distributions to holders of Disputed Claims to the extent that such Claims ultimately become Allowed Claims, will be made from the Disputed Claims Reserve in accordance with the provisions of this Plan governing the Class of Claims to which the respective Claim holder belongs.

         7.5 RESERVATION OF RIGHT. All Claims, with the exception of Allowed Claims, filed with the Court and all Claims listed in the Debtor's Schedules as being disputed, contingent or unliquidated may be objected to, or the Schedules amended to eliminate the Claim(s) and the Debtor reserves the right to do so.

         7.6 ESTIMATION OF CONTINGENT OR UNLIQUIDATED CLAIMS. Prior to the Claims Objection Deadline, the Court, pursuant to Section 502(c) of the Bankruptcy Code, for the purpose of determining Allowed Claims, shall estimate any contingent or unliquidated claim, including, without limitation, any Guarantee Claim. If the Allowed Unsecured Claims, including Estimated Allowed Claims, exceed $500 million, the obligations of the Holders under the Letter Agreement terminate.

                                  ARTICLE VIII
                         MEANS OF IMPLEMENTING THE PLAN

         8.1 CONTINUED CORPORATE EXISTENCE. CHSE shall, as a reorganized corporation, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which it is incorporated and pursuant to the certificate of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended by this Plan, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. Reorganized CHSE shall operate as an incubator and a holding company for internet companies engaged in business to business "electronic exchanges", primarily within the information technology industry.

         8.2 SALE OF ASSETS. The Plan provides for the sale of the European Assets, which is a substantial portion of the Debtor's assets. Under the Plan, the European Assets shall be sold to Europa and in exchange for such sale, Europa shall transfer to CHSE 20% of the fully diluted Europa Common Stock, the Europa Thirty Month Notes and the Europa Preferred Stock. All of the foregoing consideration for the sale of the European Assets to Europa, except for 5% of the fully diluted Europa Common Stock, shall be distributed to holders of Allowed Class 3 Unsecured Claims under this Plan. Reorganized CHSE shall retain 5% of the fully diluted Europa Common Stock, together with Assets not transferred to Europa.

         8.3 DIRECTORS AND OFFICERS. The existing directors and senior officers of CHSE shall serve initially in their current capacities after the Effective Date. The by-laws of Reorganized CHSE shall dictate and control removal and election of directors and officers after the Effective Date.

         8.4 ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation and bylaws of CHSE shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. Any modification to the articles of incorporation of Reorganized CHSE, as originally filed, may be filed after the Confirmation Date and may become effective on or prior to the Effective Date or within ten (10) days thereafter.

         8.5 CORPORATE ACTION. Each of the matters provided for under the Plan involving the corporate structure of the Debtor or Reorganized CHSE or corporate action to be taken by or required of the Debtor or Reorganized CHSE shall, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders or directors of the Debtor or Reorganized CHSE.

         8.6 FUNDING OF THE PLAN. The Distributions that the Plan provides shall be made by Reorganized CHSE to holders of Allowed Claims on the Effective Date of the Plan or as soon thereafter as is practicable. Europa shall transfer the Europa Thirty Month Notes, Europa Preferred Stock and 20% of the fully diluted Europa Common Stock to the Debtor 10 days before the Effective Date of the Plan, to be held in escrow until the Effective Date. On the Effective Date, CHSE shall convey, transfer, sign and deliver the European Assets or cause a wholly-owned foreign entity or entities to convey, transfer, sign and deliver European Assets to Europa free and clear of all liens and interests and the Europa Thirty Month Notes, Europa Preferred Stock and Europa Common Stock shall be released from escrow and delivered to CHSE free and clear of all liens and interests to be distributed by CHSE pursuant to this Plan. To the extent that any Cure Payments or Reinstatement payments are required to be paid on the Effective Date, such payments shall be made in Cash on the Distribution Date from Cash of the Debtor not subject to a lien or security interest.

         8.7 RECORD DATE. Notwithstanding the provisions of Bankruptcy Rule 3018(a) (for purposes of voting), the record date for determining which holders of Claims and Interests are entitled to receive Distributions under the Plan shall be the Objection to Claims Deadline. As of the close of business on the Confirmation Date, Reorganized CHSE shall be entitled to recognize and deal for all purposes of the Plan (including Distributions) with only (1) those holders of Old Common Stock of record stated as of such date and time in the transfer ledger and (2) entities indicated as the holders of Claims in the Proofs of Claims, or if no Proof of Claim was filed, in the Schedules, unless a notice of transfer of Claim was filed, in accordance with Rule 3001(e)(1) or 3001(e)(2) prior to such date.

         8.8 BOARD OF DIRECTORS AND OFFICERS OF REORGANIZED CHSE. On the Effective Date, the operation of Reorganized CHSE shall become the general responsibility of its Board of Directors, who shall thereafter have responsibility for the management, control and operation of Reorganized CHSE subject to and in accordance with, the Restated Articles of Incorporation and By-laws. The initial Board of Directors of Reorganized CHSE shall consist of five (5) members. The names of the initial members of the Board of Directors and the initial officers of Reorganized CHSE will be listed in the Disclosure Statement. All such directors and officers shall be deemed elected or appointed, as the case may be pursuant to the Confirmation Order, but shall not take office until the Effective Date. From and after the Effective Date, each of the directors and officers shall serve until the first annual meeting of shareholders of Reorganized CHSE. Those directors and officers not continuing in office after the Effective Date shall be deemed removed therefrom without cause as of the Effective Date pursuant to the Confirmation Order, except as may otherwise be provided in any consulting agreements and employment contracts with Reorganized CHSE.

         8.9 PRESERVATION OF CAUSES OF ACTION.

             (a) In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan, Reorganized CHSE shall retain and may enforce Retained Actions.

             (b) Reorganized CHSE, in the exercise of the business judgment of its Board of Director will determine whether or not to enforce or prosecute Retained Actions.

         8.10 EFFECTUATING DOCUMENTS; FURTHER TRANSACTIONS. The chairman of the board of the directors, the chief executive officer or any other executive officer of the Debtor, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Debtor shall be authorized to certify or attest to any of the foregoing actions.

         8.11 REVESTING OF ASSETS. Prior to the Effective Date, the Debtor shall continue to operate its business subject to all applicable requirements of the Code, the rules and where applicable, Orders entered by the Bankruptcy Court. Except as may be otherwise provided in the Plan or the Confirmation Order, title to the Assets of the Debtor shall revest in Reorganized CHSE free and clear of all Claims and Interests on the Effective Date, except as provided in the Plan. Thereafter,

Reorganized CHSE may operate its businesses and may use, acquire and dispose of Property free of any restrictions of the Code, the Rules, or Orders by the Bankruptcy Court, except as may otherwise be provided herein or by the Confirmation Order. As of the Effective Date, the Debtor's Estate will be free and clear of all Claims and Interests, except as provided herein.

         8.12 ISSUANCE OF NEW COMMON STOCK. On the Effective Date, the issuance of the New Common Stock shall be deemed to have been authorized by the Confirmation Order and to have occurred and be in effect from and after the Effective Date pursuant to applicable Florida law, without requiring any further action by the stockholders or directors of Reorganized CHSE. New Common Stock will be issued under the Restated Articles of Incorporation for Reorganized CHSE to be filed with the Department of State of Florida prior to or on the Effective Date. Reorganized CHSE will be authorized, pursuant to the Restated Articles of Incorporation for Reorganized CHSE, to have authorized shares of New Common Stock. Of those authorized shares, the percentage of shares will be issued by Reorganized CHSE as follows: twenty-five percent (25%) of the shares to the holders of Allowed Unsecured Claims and seventy-five percent (75%) of the shares will be available to be issued to holders of Allowed Old Common Stock Interests and Allowed Subordinated Securities Claims in Class 7. Holders of New Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Reorganized CHSE board of directors. In the event of any liquidation, dissolution or winding up of the affairs of Reorganized CHSE, the holders of New Common Stock will be entitled to share, Pro Rata, in any property that may be available for distribution after satisfaction of all other Claims. With respect to voting rights, each holder of New Common Stock will be entitled to 1 vote, in person or by proxy, for each share of stock owned. The shares of New Common Stock will have no pre-emptive or other subscription rights, and there will be no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of New Common Stock issued under the Plan will be fully paid and non-assessable.

                                   ARTICLE IX
                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

         9.1 DISCHARGE. Commencing on the Effective Date, except as expressly provided in the Plan, all holders of Claims and Interests shall be precluded from asserting against the Debtor's Estate, Reorganized CHSE or their respective properties, any other or further liabilities, liens, obligations, claims or equity interests, including, but not limited to all principal and accrued and unpaid interest on the debts of the Debtor, based on any act or omission, transactions or other activity or security instrument or other agreement of any kind or nature, occurring, arising or existing prior to the Effective Date, that was or could have been the subject of any Claim or Interest, whether known or unknown, whether or not Allowed. As of the Effective Date, Reorganized CHSE shall be discharged and released from, and shall hold all Assets received or retained by and pursuant to the Plan free and clear of all liabilities, liens, claims and obligations or other claims of any nature of the Debtor's Estates except the liabilities, claims, obligations or interests created or preserved by the Plan. All legal or other proceedings and actions seeking to establish or enforce liabilities, Claims equity interests or obligations of any nature against Reorganized CHSE for the property received or retained by it with respect to debts and obligations, if any, of the Debtor's estates arising before the Effective Date shall be permanently stayed and enjoined, except as otherwise specifically provided in the Plan.

         9.2 INJUNCTION. In accordance with Section 524 of the Code, the discharge provided by this Article and Section 1141 of the Code, among other things, acts as a permanent injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims or Interests against the Reorganized CHSE as discharged pursuant to
Article IX, paragraph 9.1 of the Plan.

         9.3 NO WAIVER OF CAUSES OF ACTION. No provision of this Plan or the acceptance of any Distributions hereunder shall compromise, settle or release any claims or causes of action belonging to the Debtor in respect of the Assets.

         9.4 SATISFACTION OF SUBORDINATION RIGHTS. All Claims against the Debtor and all rights and claims between or among holders of Claims relating in any manner whatsoever to Claims against the Debtor, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that the holder of each Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

         9.5 RELEASE BY DEBTOR AND DEBTOR-IN-POSSESSION. The Debtor, in its individual capacities and as Debtor-in-Possession, for and on behalf of the Estate, shall release and discharge: (a) the directors, officers and employees of the Debtor serving in such capacity as of the Petition Date, (b) the agents, attorneys, accountants, consultants and investment bankers retained by the Debtor by orders of the Bankruptcy Court in this Case, (c) all members of the Creditors' Committee in their capacity as Creditors' Committee members; (d) all Holders in their capacity as such; (e) any present or former directors, officers, employees, attorneys, accountants, financial advisors, investment bankers of or representing the Persons described in clauses (c) and (d) of this sub-Section, and (f) any Person that may be liable derivatively through any of the foregoing, for and from any and all (x) claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or part, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any of the Persons described in subsections (a)-(g), the restructuring of Claims and Interests prior to or in this Case, or any act, omission, occurrence or event in any manner related to any such Claims and Interests, or the restructuring of Claims and Interests prior to this Case and
(y) Avoidance Actions. Reorganized CHSE shall be bound to the same extent the Debtor is bound by all of the releases set forth above. Holders of Claims and Interest of the Debtor shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover any claims released by the Debtor that could be brought on behalf of or in the name of the Debtor, without any independent cause of action belonging to the holders of Claims and Interests asserting such claims released by the Debtor.

         9.6 RELEASE BY HOLDERS OF CLAIMS AND INTERESTS. Each Person or entity who votes to accept the Plan or that accepts any Distribution on its Claim or Interest made pursuant to the Plan shall, upon receipt of the Distribution to be made to such releasing party under the Plan be presumed conclusively to have absolutely, unconditionally, irrevocably and forever, released and discharged:
(a) the Debtor, (b) Reorganized CHSE, (c) Europa (but excluding any claims arising from or in connection with Europa's obligations under the Europa Thirty Month Notes, Europa Preferred Stock


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

and Europa Common Stock distributed under the Plan), (d) the directors, officers and employees of the Debtor serving in such capacity as of' the Petition Date,
(e) the Debtor's agents, attorneys, accountants, consultants and investment bankers retained by orders of the Bankruptcy Court in this Case; (f) all members of the Creditors' Committee in their capacity as Creditors' Committee members;
(g) all Holders in their capacity as such, (h) all the corporations constituting the European Assets, (i) any present or former directors, officers, employees, attorneys, accountants, financial advisors, investment bankers of or representing the persons described in clauses (a) - (h) of this sub- Section, and (j) any Person that may be liable derivatively through any of the foregoing, from any Claim, Interest, or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such releasing party, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation, including any claims made through the Debtor and against the European Assets under alter ego claims or claims for piercing the corporate veil.

         9.7 EXCULPATION AND LIMITATION OF LIABILITY. Except (a) as otherwise specifically provided in this Plan, (b) with respect to Europa's obligations under the Europa Thirty Month Notes Europa Preferred Stock, and Europa Common Stock, the Debtor, Reorganized CHSE, Europa, the Creditors' Committee, the members of the Creditors' Committee, and the Holders in their representative capacity, and any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any holder of a Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of the Debtor's Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

         Except for Europa's obligations under the Europa Thirty Month Notes, Europa Preferred Stock and the Europa Common Stock, notwithstanding any other provision of this Plan, no holder of a Claim or Interest, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtor, Reorganized CHSE, Europa, the Creditors' Committee, the members of the Creditors' Committee or the Holders in their representative capacity, or any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents or such parties' successors and assigns, for any act or omission in connection with, relating to or arising out of this Chapter 11 Case, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct.

         9.8 COMPROMISES AND SETTLEMENTS. Pursuant to Bankruptcy Rule 9019(a), the Debtor may compromise and settle various claims (a) against it and (b) that it has against other Persons. The Debtor expressly reserve the right (with Bankruptcy Court approval, following appropriate notice


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

and opportunity for a hearing) to compromise and settle claims against them and claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to Reorganized CHSE.

                                    ARTICLE X
                          DISTRIBUTIONS UNDER THE PLAN

         10.1 DISBURSING AGENT. The Disbursing Agent shall make all distributions of Cash, New Common Stock, Europa Common Stock, Europa Preferred Stock, and Europa Thirty Month Notes pursuant to the Plan.

         10.2 SURRENDER OF CLAIMS AND INTERESTS. The holder of any instrument evidencing a Claim or Interest shall surrender such instrument to the Disbursing Agent and the Disbursing Agent shall distribute or shall cause to be distributed to the holder thereof the appropriate Cash Distribution, Europa Preferred Stock, Europa Common Stock, Europa 30 Month Notes, and New Common Stock as applicable hereunder. No property to be distributed hereunder shall be made to or on behalf of any such holders unless and until (1) such instrument is received by the Disbursing Agent or (2) such holder delivers to the Disbursing Agent an indemnity in form and substance acceptable to the Disbursing Agent. Any holder that fails to surrender such instrument or to deliver such indemnity to the Disbursing Agent within one year after the date of the entry of the Confirmation Order, shall be deemed to forfeited all rights, Claims and Interests and shall not participate in any Distributions of property under the Plan and all such property shall revert to Reorganized CHSE.

         10.3 WITHHOLDING TAXES. The Disbursing Agent shall be entitled to deduct any federal, state or local withholding taxes from any payments under the Plan. As a condition to making a distribution under the Plan, the Disbursing Agent shall be entitled to require that the holder of any

Allowed Claim or Allowed Interest provide such holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

         10.4 SETOFFS AND RECOUPMENTS. By so instructing the Disbursing Agent, the Debtor or Reorganized CHSE may, but shall not be required to, setoff against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim, any claim of any nature whatsoever that the Debtor or Reorganized CHSE may have against the holder of a Claim, but neither the failure to do so nor the Allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized CHSE of any such Claim or causes of action the Debtor or Reorganized CHSE may have against such holder.

         10.5 UNDELIVERABLE DISTRIBUTIONS. If the Disbursing Agent is unable to make Distributions to the holder of an Allowed Claim or Allowed Interest under the Plan for lack of a current address for the holder or otherwise, after the passage of 180 days from the Effective Date and after any additional effort to locate the holder that the Reorganized CHSE shall attempt, the payment or Distribution to the holder of such Claim(s) and Interest(s) shall be transferred to the Disputed Claims Reserve (in the case of a Claim) to be distributed as set forth in Article V, or to Reorganized CHSE (in the case of an Interest) and the Claim or Interest shall be deemed satisfied to the same extent as if payment or distribution had been made to the holder of the Claim or Interest.

         10.6 DE MINIMIS DISTRIBUTIONS. No Cash Distribution of less than ten dollars ($10), and no distribution of less than ten (10) shares of New Common Stock, shall be made by the Disbursing Agent to any holder of an Allowed Claim or Interest unless a request therefor is made in writing to the Disbursing Agent.

                                   ARTICLE XI
                      ACCEPTANCE OR REJECTION OF THE PLAN;
                  EFFECT OF REJECTION BY ONE OR MORE CLASSES OF
                      CLAIMS OR EQUITY INTEREST HOLDERS AND
                    PROVISIONS TO INVOKE CRAM-DOWN PROVISION

         11.1 VOTING CLASSES. Unless otherwise Ordered by the Court, each holder of an Allowed Claim or Interest in Classes 3, 5, 6 and 7 shall be entitled to vote to accept or reject the Plan and shall be required to return its Ballot on or before the Ballot Date. Any holder of a Disputed Claim shall NOT have the right to vote to accept or reject the Plan until the Disputed Claim is resolved, unless the holder of such Disputed Claim requests an Order from the Court pursuant to applicable Bankruptcy Rules temporarily allowing such Disputed Claim for voting purposes. Any Ballot received from any such holder of a Disputed Claim shall not be considered in determining whether the Plan has been accepted by a particular impaired Class of Claims.

         11.2 ACCEPTANCE BY IMPAIRED CLASSES. An impaired Class of Claims shall have accepted the Plan if (1) the holders (other than holders designated under Section 1126(e) of the Code) of at least two-thirds (2/3) in amount of the Allowed Claims voting in such Class vote to accept the Plan; and (2) more than one-half (1/2) in number of the holders (other than the holders designated under Section 1126(e) of the Code) of such Allowed Claims voting in such Class vote to accept the Plan.

         11.3 NON-CONSENSUAL CONFIRMATION (CRAMDOWN). The Debtor intends to request that the Court confirm the Plan in accordance with Section 1129(b) of the Code ("Cramdown provision") if any Class of Claims or Interests votes not to accept or is deemed not to have accepted the Plan. For purposes of seeking confirmation under the cramdown provision of the Code, should that alternative means of confirmation prove to be necessary, the Debtor reserves the right to modify or vary the terms of the claims of the rejecting classes, so as to comply with the requirements of 11 U.S.C. Section 1129(b).

         11.4 PRESUMED ACCEPTANCES OF UNIMPAIRED CLASSES. Classes 1, 2 and 4 are unimpaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan.

                                  ARTICLE XII
                          PROVISIONS FOR RETENTION OF
                    JURISDICTION FOR SUPERVISION OF THE PLAN

         12.1 The Court shall retain jurisdiction after the Confirmation Date over all matters arising or related to the Case and the Plan for the following purposes:

                  12.1.1 to hear and determine objections to Claims and Interests filed by Reorganized CHSE or other parties in interest, including objections to the classification, estimation, establishment of priority or status of any Claim or Interest, and to allow or disallow any Disputed Claim or Interest, in whole or in part, as contemplated in the Plan;

                  12.1.2 to resolve disputes over the ownership of a Claim or Interest;

                  12.1.3 to enter and implement such Orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated, provided, however, this provision shall not form a jurisdictional basis for staying, revoking, modifying or vacating the Confirmation Order;

                  12.1.4 to hear and determine all claims or Causes of Actions, including any causes of action under applicable Sections of the Bankruptcy Code and contemplated under Article X, to recover the Debtor's Assets and Property, whether title is presently held in the name of the Debtor or a third party;

                  12.1.5 to determine any and all pending fee claims of professionals.

                  12.1.6 to make such Orders as are necessary or appropriate to carry out the provisions of the Plan;

                  12.1.7 to make such other Orders or give such directions as may be appropriate under Section 1142 of the Code;

                  12.1.8 to determine any and all pending adversary proceedings, contested matters, applications and unresolved motions;

                  12.1.9 to consider modifications of the Plan, if any, to cure any defect or omission, or reconcile any inconsistency in any Order of the Court, including, without limitation, the Confirmation Order;

                  12.1.10 to hear and determine all Claims arising from the assumption or rejection of executory contracts and unexpired leases;

                  12.1.11 to hear and determine all controversies arising in connection with the Plan and other matters provided for in the Confirmation Order;

                  12.1.12 to enforce the releases and discharge provided in
Article IX of this Plan;

                  12.1.13 to enforce all Orders previously entered by the Court; and

                  12.1.14 to enforce the provisions of the Plan relating to the payments and Distributions to be made by Reorganized CHSE on or after the Confirmation Date.

         12.2 Subsequent to the Confirmation Date, Reorganized CHSE is authorized and directed to cause to be taken any action necessary or appropriate to carry out the provisions of this Plan.


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

                                  ARTICLE XIII
                      NOTICES AND MISCELLANEOUS PROVISIONS

         13.1 NOTICES. All notices required to be made by third parties to the Reorganized CHSE or the Debtor in or under this Plan shall be in writing and shall be mailed by registered or certified mail to the law offices of Tew Cardenas Rebak Kellogg Lehman DeMaria & Tague, L.L.P., Attn: Thomas R. Lehman, P.A., Suite 2600, 201 South Biscayne Blvd., Miami, Florida 33131-4336.

         13.2 BINDING EFFECT OF THE PLAN. The provisions of the Plan shall be binding upon and inure to the benefit of the Debtor, Reorganized CHSE and all holders of Claims and Interests and their respective successors and assigns.

         13.3 AMENDMENTS/MODIFICATION OF PLAN. The Debtor reserves the right to amend or modify the Plan in any manner necessary prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtor or Reorganized CHSE may: (1) amend or modify the Plan and documents related thereto in accordance with, and to the extent permitted by Section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019 or (2) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. Pursuant to the terms of the Letter Agreement, any amendment or modification to the Plan requires the consent of the Holders.

         13.4 GOVERNING LAW. Except as mandated by the Bankruptcy Code or Bankruptcy Rules as applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Florida; provided, however, the rights and obligations arising under the Europa Common Stock, Europa Thirty Month Notes, Europa Preferred Stock and New Common Stock (the "Instruments") shall be governed by the law of the State of New

York and Europa and any Creditor receiving a Distribution under the Plan shall thereby irrevocably consent to the jurisdiction of the State and Federal Courts of the State of Delaware for the determination of any claims arising from or in connection with the Instruments.

         13.5 HEADINGS. Headings are used in the Plan for convenience and reference only and shall not constitute a part of the Plan for any purpose.

         13.6 SUCCESSORS AND ASSIGNS. The Plan and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and the respective successors and assigns.

         13.7 TIME. In computing any time periods described or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event, the period will run until the next succeeding day which is not one of those aforementioned days.

         13.8 SEVERABILITY. Should any provision of the Plan be determined to be unenforceable after the Effective Date such determination shall in no way limit or effect the enforceability and operative effect of any and all of the other provisions of the Plan.

         13.9 REVOCATION. The Debtor reserves the right to revoke and withdraw the Plan prior to Confirmation. If the Debtor revokes and/or withdraws the Plan, then the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtor, or any other person or entity or to prejudice in any manner the rights of such parties in any further proceedings involving the Debtor.

         13.10 PLAN CONTROLS. In the event, and to the extent that any provision of the Plan is inconsistent with the provisions of the Disclosure Statement or any other agreement or instrument


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

required or contemplated to be executed by Reorganized CHSE, or any other entity pursuant to the Plan, the provisions of the Plan shall control and take precedence.

                                   ARTICLE XIV
                                   CONCLUSION
                              CONDITIONS PRECEDENT

         14.1 CONDITIONS TO CONFIRMATION. The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with
Section 14.3 of the Plan:

                  (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance reasonably acceptable to the Debtor.

                  (b) The Order Approving the Disclosure Statement and Confirmation Order shall be in form and substance reasonably acceptable to the Debtor and the Holders, but subject to the approval of Europa. The Confirmation Order shall, among other things, provide that:

                           (i) the provisions of the Confirmation Order are
                  non-severable and mutually dependent;

                           (ii) all executory contracts or unexpired leases
                  assumed by the Debtor during the Chapter 11 Case or under the Plan, unless assigned to a third party, shall be assigned and transferred to, and remain in full force and effect for the benefit of Reorganized CHSE, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease;

                           (iii) the transfers of Property by the Debtor (A) to
                  Reorganized CHSE (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest Reorganized CHSE with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable nonbankruptcy law, and (4) do not and shall not subject Reorganized CHSE to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to holders of Claims and Interests under the Plan are for good consideration and value and are in the ordinary course of the Debtor's businesses;

                           (iv) except as expressly provided in the Plan or the
                  Confirmation Order, the Debtor is discharged effective upon the Effective Date from any "debt" (as that term is defined in section 101(12) of the Bankruptcy Code), and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Effective Date, or from any conduct of the Debtor prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date;

                           (v) the Bankruptcy Court shall have determined that
                  any stock issued under the Plan in exchange for Claims against or Interests in the Debtor is exempt from registration under the Securities Act of 1933 pursuant to, and to the extent provided by section 1145 of the Bankruptcy Code; and

                           (vi) any waiver of conditions to Confirmation and
                  effectiveness shall require the consent of the Holders.

         14.2 CONDITIONS TO EFFECTIVE DATE. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 11.3 of the Plan:

              (a) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption of leases and executory contracts by Reorganized CHSE as contemplated by Section VI hereof.

              (b) The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

              (c) The Confirmation Date shall have occurred.

         14.3 WAIVER OF CONDITIONS TO CONFIRMATION OR CONSUMMATION. The conditions set forth in Sections 14.1 and 14.2 of the Plan may be waived by the Debtor in its sole discretion without any notice to parties in interest or the Bankruptcy Court and without a hearing provided that the consent of the Holders will be required in the event of any waiver that materially and adversely affects the treatment, Distributions or rights afforded to the holders of Claims in this Plan. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtor in its sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor in their sole discretion). The failure of the Debtor in its sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.